Exhibit 99.1

Actuant Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	November 30, 2004	August 31, 2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$7,088	$6,033
Accounts receivable, net	112,895	90,433
Inventories, net	99,541	87,074
Deferred income taxes	11,681	11,126
Other current assets	4,812	7,648

Total Current Assets	236,017	202,314

Property, plant and equipment, net	50,375	47,972
Goodwill	155,415	145,387
Other intangible assets, net	22,565	22,127
Other long-term assets	6,373	6,336

Total Assets	$470,745	$424,136

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$803	$960
Trade accounts payable	68,247	64,165
Accrued compensation and benefits	19,952	21,401
Income taxes payable	11,890	9,608
Current maturities of long-term debt	4,135	3,863
Other current liabilities	39,866	34,627

Total Current Liabilities	144,893	134,624

Long-term debt, less current maturities	207,174	189,068
Deferred income taxes	9,706	8,376
Pension and postretirement benefit accruals	30,486	28,862
Other long-term liabilities	13,915	31,218

Minority interest in net equity of consolidated affiliates	177	211

Shareholders’ equity
Capital stock	4,810	4,753
Additional paid-in capital	(512,612)	(518,321)
Accumulated other comprehensive income (loss)	(8,255)	(17,600)
Stock held in trust	(1,140)	(806)
Deferred compensation liability	1,140	806
Retained earnings	580,451	562,945

Total Shareholders’ Equity	64,394	31,777

Total Liabilities and Shareholders’ Equity	$470,745	$424,136

Actuant Corporation

Condensed Consolidated Statements of Earnings

(In thousands except per share amounts)

	Three Months Ended November 30,
	2004	2003
	(Unaudited)
Net sales	$199,677	$166,584
Cost of products sold	135,850	111,966

Gross profit	63,827	54,618

Selling, administrative and engineering expenses	35,957	33,349
Amortization of intangible assets	591	547

Operating profit	27,279	20,722

Financing costs, net	1,938	4,391
Charge for early extinguishment of debt	—	15,069
Other (income) expense, net	(1,219)	453

Earnings from operations before income tax expense and minority interest	26,560	809

Income tax expense	9,110	283
Minority interest, net of income taxes	(56)	233

Net earnings	$17,506	$293

Earnings per share
Basic	$0.73	$0.01
Diluted	0.71	0.01

Weighted average common shares outstanding
Basic	23,877	23,539
Diluted	24,604	24,727

Actuant Corporation

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended November 30,
	2004	2003
	(Unaudited)
Operating Activities
Net earnings	$17,506	$293
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	4,098	3,934
Amortization of debt discount and debt issuance costs	245	374
Write-off of debt discount and debt issuance costs in conjunction with early extinguishment of debt	—	1,385
Provision for deferred income taxes	549	820
(Gain) loss on disposal of assets	(179)	70
Changes in operating assets and liabilities, excluding the effects of business acquisitions:
Accounts receivable	(11,034)	(8,355)
Inventories	(5,327)	(2,413)
Prepaid expenses and other assets	3,785	(326)
Trade accounts payable	(1,940)	(136)
Income taxes payable	5,210	(5,835)
Reimbursement to former subsidiary of tax refund	(15,837)	—
Other accrued liabilities	(3,395)	(3,431)

Net cash used in operating activities (a)	(6,319)	(13,620)

Investing Activities
Proceeds from sale of property, plant and equipment	357	—
Capital expenditures	(3,183)	(2,885)
Cash paid for business acquisition, net of cash acquired	(8,952)	(33,197)

Net cash used in investing activities	(11,778)	(36,082)

Financing Activities
Partial redemptions of 13% senior subordinated notes	—	(49,354)
Net proceeds from 2% convertible senior subordinated note offering	—	145,216
Net borrowings (repayments) on revolving credit facilities and short-term borrowings	17,625	(1,185)
Principal payments on term loans	(91)	(17,401)
Stock option exercises and other	1,233	358

Net cash provided by financing activities	18,767	77,634

Effect of exchange rate changes on cash	385	167

Net increase in cash and cash equivalents	1,055	28,099
Cash and cash equivalents - beginning of period	6,033	4,593

Cash and cash equivalents - end of period	$7,088	$32,692

(a)	Includes the net of tax cash impact of 13% senior subordinated note redemptions of $8.4 million for the three months ended November 30, 2003.